AMENDMENT TO
EMPLOYMENT AGREEMENT
THE PRINCETON REVIEW, INC.

          This AMENDMENT to the Employment Agreement (the “Employment Agreement”), dated June 7, 2004, between Stephen Melvin (“Melvin”) and The Princeton Review, Inc. (“TPR”), is entered into by Melvin and TPR.

          WHEREAS, TPR and Melvin desire to amend the Employment Agreement as set forth herein;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1.          Section 1 of the Employment Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

                       “1.    Job Description:  Melvin shall serve as the Executive Vice President of Finance of TPR, performing such duties as are reasonable and customary for such position within a business of this type, and shall report directly to TPR’s Chief Financial Officer.”

          2.          In the event of termination of Melvin’s employment with TPR for any reason, those options to purchase shares of TPR’s common stock granted by TPR to Melvin that have vested as of the date of such termination shall remain exercisable by Melvin until the expiration date set forth on the stock option grant agreement governing such option. To the extent necessary, each stock option grant agreement from TPR to Melvin is hereby amended to reflect such modifications.

          3.          All other provisions of the Employment Agreement shall remain in full force and effect according to their terms.

Agreed to September 12, 2005

/s/ John Katzman	/s/ Stephen Melvin

John Katzman	Stephen Melvin
Chief Executive Officer, TPR